                                                                      EXHIBIT 10



                               U.S. $25,000,000



                              CREDIT AGREEMENT,

                        dated as of October 13, 1994,



                                   between



               GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.,

                               as the Borrower,



                                     and



                          BANK OF AMERICA ILLINOIS,

                                as the Lender.

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                                                         -----------------
                                                                                                      PAGE
                                                            ARTICLE I                                 ----
                                                 DEFINITIONS AND ACCOUNTING TERMS

         1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Use of Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         1.3     Cross-References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         1.4     Accounting and Financial Determinations  . . . . . . . . . . . . . . . . . . . . . .   13

                                                            ARTICLE II
                                             COMMITMENT, BORROWING PROCEDURES AND NOTE

         2.1     Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 2.1.1  Commitment To Make Loans  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 2.1.2  Lender Not Permitted or Required To Make
                              Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         2.2     Reduction of Commitment Amount . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 2.2.1  Optional  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 2.2.2  Mandatory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 2.2.3  Other Reductions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         2.3     Borrowing Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         2.4     Continuation and Conversion Elections  . . . . . . . . . . . . . . . . . . . . . . .   15
         2.5     Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         2.6     Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                                                            ARTICLE III
                                            REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         3.1     Repayments and Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         3.2     Interest Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 3.2.1  Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 3.2.2  Post-Maturity Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 3.2.3  Payment Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         3.3     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 3.3.1  Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 3.3.2  Facility Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

                                                            ARTICLE IV
                                            CERTAIN INTERBANK RATE AND OTHER PROVISIONS

         4.1     Interbank Rate Lending Unlawful  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         4.2     Deposits Unavailable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         4.3     Increased Interbank Rate Loan Costs, etc . . . . . . . . . . . . . . . . . . . . . .   20
         4.4     Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.5     Increased Capital Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.6     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         4.7     Payments, Computations, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23





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
         4.8     Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.9     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

                                                                    ARTICLE V
                                                             CONDITIONS TO BORROWING

         5.1     Initial Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                 5.1.1  Resolutions, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                 5.1.2  Delivery of Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                 5.1.3  Payment of Outstanding Indebtedness, etc. . . . . . . . . . . . . . . . . . .   24
                 5.1.4  Pledge Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 5.1.5  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 5.1.6  Closing Fees, Expenses, etc . . . . . . . . . . . . . . . . . . . . . . . . .   25
         5.2     All Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 5.2.1  Compliance with Warranties, No Default,
                             etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 5.2.2  Borrowing Request . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 5.2.3  Satisfactory Legal Form . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

                                                                   ARTICLE VI
                                                         REPRESENTATIONS AND WARRANTIES

         6.1     Organization, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         6.2     Due Authorization, Non-Contravention, etc. . . . . . . . . . . . . . . . . . . . . .   27
         6.3     Government Approval, Regulation, etc.  . . . . . . . . . . . . . . . . . . . . . . .   27
         6.4     Validity, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         6.5     Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         6.6     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         6.7     Litigation, Labor Controversies, etc.  . . . . . . . . . . . . . . . . . . . . . . .   28
         6.8     Ownership of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         6.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         6.10    Pension and Welfare Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         6.11    Environmental Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         6.12    Regulations G, U and X . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         6.13    Accuracy of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

                                                                   ARTICLE VII
                                                                    COVENANTS

         7.1     Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                 7.1.1  Financial Information, Reports, Notices,
                              etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                 7.1.2  Compliance with Laws, etc . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 7.1.3  Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 7.1.4  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 7.1.5  Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33





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
                 7.1.6  Environmental Covenant  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         7.2     Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                 7.2.1  Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
                 7.2.2  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                 7.2.3  Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 7.2.4  Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 7.2.5  Take or Pay Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 7.2.6  Consolidation, Merger, etc. . . . . . . . . . . . . . . . . . . . . . . . . .   37
                 7.2.7  Asset Dispositions, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                 7.2.8  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . .   37
                 7.2.9  Negative Pledges, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

                                                                  ARTICLE VIII
                                                                EVENTS OF DEFAULT

         8.1     Listing of Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                 8.1.1  Non-Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .   37
                 8.1.2  Breach of Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                 8.1.3  Non-Performance of Certain Covenants and
                             Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 8.1.4  Non-Performance of Other Covenants and
                             Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 8.1.5  Default on Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . .   38
                 8.1.6  Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 8.1.7  Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 8.1.8  Control of the Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 8.1.9  Bankruptcy, Insolvency, etc . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 8.1.10 Impairment of Security, etc . . . . . . . . . . . . . . . . . . . . . . . . .   40
         8.2     Action if Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         8.3     Action if Other Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . .   40

                                                                   ARTICLE IX
                                                            MISCELLANEOUS PROVISIONS

         9.1     Waivers, Amendments, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.3     Payment of Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.4     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         9.5     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         9.6     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         9.7     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         9.8     Execution in Counterparts, Effectiveness, etc  . . . . . . . . . . . . . . . . . . .   43
         9.9     Governing Law; Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         9.10    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         9.11    Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         9.12    Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

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
         9.13    Other Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         9.14    Forum Selection and Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . .   46
         9.15    Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46


SCHEDULE I  -    Disclosure Schedule

EXHIBIT A   -    Form of Note
EXHIBIT B   -    Form of Borrowing Request
EXHIBIT C   -    Form of Continuation/Conversion Notice
EXHIBIT D   -    Form of Opinion of Counsel to the Borrower
[EXHIBIT E  -    Form of Certificate of __________________]
EXHIBIT F   -    Form of Pledge Agreement
EXHIBIT I   -    Form of Copy of the by-laws of ____________________
EXHIBIT II  -    Form of Resolutions of the Board of Directors of
                 __________________________
EXHIBIT III -

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT, dated as of October 13, 1994, between GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC., a Delaware corporation (the "Borrower"), and BANK OF AMERICA ILLINOIS (the "Lender"),

                              W I T N E S S E T H:

         WHEREAS, the Borrower desires to obtain a Commitment from the Lender pursuant to which Loans, in a maximum aggregate principal amount not to exceed $25,000,000 may be made to the Borrower prior to the Commitment Termination Date; and

         WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth (including, without limitations, Article V), to extend the Commitment and make Loans to the Borrower; and

         WHEREAS, the proceeds of such Loans will be used for general corporate purposes and working capital purposes of the Borrower and its Subsidiaries;

         NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

                 (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

                 (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

         "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of

                 (a) the rate of interest most recently established by the Lender at its Domestic Office as its base rate; and

                 (b) the Federal Funds Rate most recently determined by the Lender plus .5%.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Lender in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Lender will give notice promptly to the Borrower of changes in the Alternate Base Rate.

         "Assessment Rate" is defined in Section 3.2.1.

         "Assignment Agreement" is defined in Section 9.12.

         "Assignee Lender" is defined in Section 9.12.

         "Authorized Officer" means, relative to the Borrower, those of its officers whose signatures and incumbency shall have been certified to the Lender pursuant to Section 5.1.1.

         "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

         "Borrower" is defined in the preamble.

         "Borrowing" means the Loans of the same type and, in the case of Interbank Rate Loans, having the same Interest Period made by the Lender on the same Business Day and pursuant to the same Borrowing Request in accordance with
Section 2.1.

         "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.

         "Business Day" means

                 (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Chicago; and

                 (b) relative to the making, continuing, prepaying or repaying of any Interbank Rate Loans, any day on which dealings in Dollars are carried on in the interbank eurodollar market.

         "Capital Expenditures" means, for any period, the sum of

                 (a) the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

                 (b) the aggregate amount of all Capitalized Lease Liabilities incurred during such period.

         "Capitalized Lease Liabilities" means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Cash Equivalent Investment" means, at any time:

                 (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government;

                 (b) commercial paper, maturing not more than nine months from the date of issue, which is issued by

                          (i) a corporation (other than an Affiliate of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., or

                          (ii)    the Lender (or its holding company);

                 (c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either

                          (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or

                          (ii)    the Lender; or

                 (d) any repurchase agreement entered into with the Lender (or other commercial banking institution of the stature referred to in clause (c)(i)) which

                          (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

                          (ii)    has a market value at the time such
                 repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Lender (or other commercial banking institution) thereunder.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

         "Change in Control" means the failure of EHL and its Affiliates to own at least 30% of the outstanding shares of voting stock of the Borrower on a fully diluted basis provided, however, that no other shareholder and its Affiliates shall own an aggregate of 50% or more of the voting stock of the Borrower on a fully diluted basis.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Collateral" means the collateral defined in and pledged to Lender pursuant to Section 2 of the Pledge Agreement.

         "Commitment" means the Lender's obligation to make Loans pursuant to
Section 2.1.1.

         "Commitment Amount" means, on any date, $25,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

         "Commitment Termination Date" means the earliest of

                 (a)      September 30, 1996

                 (b) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2; and

                 (c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (b) or (c), the Commitment shall terminate automatically and without any further action.

         "Commitment Termination Event" means

                 (a)      the occurrence of any Default described in clauses
         (a) through (d) of Section 8.1.9 with respect to the Borrower or any Subsidiary; or

                 (b) the occurrence and continuance of any other Event of Default and either

                          (i) the declaration of the Loans to be due and payable pursuant to Section 8.3, or

                          (ii) in the absence of such declaration, the giving of notice by the Lender to the Borrower that the Commitment has been terminated.

         "Commodore" means The Commodore Corporation, a Delaware corporation.

         "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

         "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

         "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

         "Debt" means the consolidated Indebtedness of the Borrower and its Subsidiaries.

         "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Lender.

         "Dollar" and the sign "$" mean lawful money of the United States.

         "Domestic Office" means the office of the Lender designated as such below its signature hereto or such other office of the Lender within the United States as may be designated from time to time by notice from the Lender to the Borrower. The Lender may have separate Domestic Offices for purposes of making, maintaining or continuing Base Rate Loans.

         "Eagle" means Eagle Industries, Inc., a Delaware corporation.

         "Effective Date" means the date this Agreement becomes effective pursuant to Section 9.8.

         "EHL" means Equity Holdings Limited, a Delaware corporation.

         "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

         "Eurodollar Office" means the office of the Lender designated as such below its signature hereto or such other office of the Lender as designated from time to time by notice from the Lender to the Borrower, whether or not outside the United States, which shall be making or maintaining Interbank Rate Loans of the Lender hereunder.

         "Eurocurrency Reserve Percentage" is defined in Section 3.2.1.

         "Event of Default" is defined in Section 8.1.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to

                 (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

                 (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

         "Fiscal Quarter" means any quarter of a Fiscal Year.

         "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31st; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the "1988 Fiscal Year") refer to the Fiscal Year ending on the December 31st occurring during such calendar year.

         "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP" is defined in Section 1.4.

         "Hazardous Material" means

                 (a)      any "hazardous substance", as defined by CERCLA;

                 (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

                 (c)      any petroleum product; or

                 (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

         "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

         "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification

                 (a)      which is of a "going concern" or similar nature;

                 (b) which relates to the limited scope of examination of matters relevant to such financial statement not in conformity with the AICPA policy on unqualified opinions; or

                 (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.3.

         "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

         "Indebtedness" of any Person means, without duplication:

                 (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                 (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                 (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

                 (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

                 (e)      net liabilities of such Person under all Hedging
         Obligations;

                 (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                 (g) all Contingent Liabilities of such Person in respect of any of the foregoing.

         "Indemnified Liabilities" is defined in Section 9.4.

         "Indemnified Parties" is defined in Section 9.4.

         "Interbank Rate" is defined in Section 3.2.1.

         "Interbank Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Interbank Rate (Reserve Adjusted).

         "Interbank Rate (Reserve Adjusted)" is defined in Section 3.2.1.

         "Interest Period" means, relative to any Interbank Rate Loans, the period beginning on (and including) the date on which such Interbank Rate Loan is made or continued as, or converted into, a Interbank Rate Loan pursuant to
Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to
Section 2.3 or 2.4; provided, however, that

                 (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

                 (b) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

                 (c) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to Interbank Rate Loans, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

                 (d) no Interest Period may end later than the date set forth in clause (a) of the definition of "Commitment Termination Date".

         "Investment" means, relative to any Person,

                 (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

                 (b)      any Contingent Liability of such Person; and

                 (c) any ownership or similar interest held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

         "Lender" is defined in the preamble.

         "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

         "Loan" is defined in Section 2.1.1.

         "Loan Document" means this Agreement, the Note, the Pledge Agreement and any other agreement, document or instrument delivered in connection with this Agreement and the Note.

         "Madison Management Litigation" means the litigation set forth in paragraph 1 of Item 6.7 of the Disclosure Schedule.

         "Materially Adverse Effect" means, relative to any occurrence of whatever nature, a materially adverse effect on the ability of the Borrower to perform any of its payment or other material obligations under this Agreement, the Notes or any Loan Document.

         "Minimum Liquidity" means the sum of any cash balances in any unencumbered depository accounts plus the Commitment less any Loans outstanding.

         "Net Worth" means the consolidated net worth of the Borrower and its Subsidiaries.

         "Note" means a promissory note of the Borrower payable to the Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Obligations" means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Note and each other Loan Document.

         "Organic Document" means, relative to the Borrower, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

         "Participant" is defined in Section 9.11.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

         "Person" means any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Plan" means any Pension Plan or Welfare Plan.

         "Pledge Agreement" means the Pledge Agreement executed and delivered pursuant to Section 5.1.3, substantially in the form of Exhibit F hereto, as amended, supplemented, restated or otherwise modified from time to time.

         "Quarterly Payment Date" means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day.

         "Release" means a "release", as such term is defined in CERCLA.

         "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.

         "Stated Maturity Date" means September 30, 1996.

         "Subordinated Debt" means all unsecured Indebtedness of the Borrower for money borrowed which is subordinated, upon terms satisfactory to the Lender, in right of payment to the payment in full in cash of all Obligations.

         "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

         "Taxes" is defined in Section 4.6.

         "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or an Interbank Rate Loan.

         "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

         "Vigoro" means The Vigoro Corporation, a Delaware corporation.

         "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

         SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and the Note and in each Borrowing Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

         SECTION 1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

         SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.3) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in
Section 6.5.

                                  ARTICLE II

                   COMMITMENT, BORROWING PROCEDURES AND NOTE

         SECTION 2.1 Commitment. On the terms and subject to the conditions of this Agreement (including Article V), the Lender agrees to make Loans pursuant to the Commitment described in this Section 2.1.

         SECTION 2.1.1 Commitment To Make Loans. From time to time on any Business Day occurring prior to the Commitment Termination Date, the Lender will make loans of any type (its "Loans") to the Borrower equal to the aggregate amount of the Borrowing requested by the Borrower to be made on such day. The commitment of the Lender described in this Section 2.1.1 is herein referred to as its "Commitment". On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans.

         SECTION 2.1.2 Lender Not Permitted or Required To Make Loans. The Lender shall not be permitted or required to make any

Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans would exceed the Commitment Amount.

         SECTION 2.2 Reduction of Commitment Amount. The Commitment Amount is subject to reduction from time to time pursuant to this Section 2.2.

         SECTION 2.2.1    Optional.        The Borrower may, from time to time
on any Business Day occurring after the time of the initial Borrowing hereunder, voluntarily reduce the Commitment Amount; provided, however, that all such reductions shall require at least three Business Days' prior notice to the Lender and be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $500,000 and in an integral multiple of $100,000.

         SECTION 2.2.2 Mandatory. On each date set forth below, the Commitment Amount shall, without any further action, automatically and permanently be reduced by the amount set forth opposite such date:

                      Date                   Amount
                      ----                   ------
                 August 15, 1995           $2,500,000
                 February 15 ,1996         $2,500,000
                 May 15, 1996              $2,500,000
                 August 15, 1996           $2,500,000

provided, however, that on the Commitment Termination Date, the Commitment Amount shall be zero. Voluntary reductions of the Commitment Amount made pursuant to Section 2.2.1 shall be applied to diminish the amount of scheduled reductions to the Commitment Amount thereafter becoming effective pursuant to this Section, in the order of scheduled occurrence.

         SECTION 2.2.3 Other Reductions. The Commitment Amount shall, without any further action, automatically and permanently be concurrently reduced by an amount equal to ten percent (10%) of any amounts distributed, lent, advanced, transferred, or paid to any shareholder of the Borrower other than the Equity Pool Distribution (as hereinafter defined) and reasonable director and professional fees. The term "Equity Pool Distribution" shall mean the pro rata distribution, transfer or payment (by dividend or otherwise) to the shareholders of Borrower of cash in an amount not to exceed three million dollars and that certain note made by Borrower to Equity Pool No. 1, a Georgia limited partnership, which note is currently held by GAFGI Holding Company, a Subsidiary of Borrower (the "Equity Pool Note") with the result that, immediately after such distribution, transfer or payment, EHL and its Affiliates which are shareholders of Borrower are the holders of the Equity Pool Note, and the remaining shareholders of Borrower have received the cash portion of such distribution, transfer or payment. Reductions of the Commitment Amount made pursuant to this Section shall be applied to diminish the amount of scheduled reductions to the Commitment Amount thereafter becoming effective pursuant to Section 2.2.2, in the order of scheduled occurrence.

         SECTION 2.3 Borrowing Procedure. By delivering a Borrowing Request to the Lender at least one Business Day before the requested date of the making of a Base Rate Loan (provided that the Lender will use its best efforts to fund Base Rate Loans by 2:00 p.m., Chicago time, on the date of receipt of such Borrowing Request if such Borrowing Request is received by the Lender prior to 10:00 a.m. on such date) and on not less than three Business Day's before the requested date of the making of an Interbank Rate Loan, the Borrower may from time to time irrevocably request that a Borrowing be made in a minimum amount of $500,000 and an integral multiple of $100,000, or in the unused amount of the Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 11:00 a.m. (Chicago time) on such Business Day, the Lender shall make funds in an amount equal to the requested Borrowing available to the Borrower by deposit or wire transfer, as applicable, to the accounts the Borrower shall have specified in its Borrowing Request.

         SECTION 2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Lender on or before 10:00 a.m., Chicago time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three nor more than five Business Days' notice that all, or any portion in an aggregate minimum amount of $500,000 and an integral multiple of $100,000, of any Loans be, in the case of Base Rate Loans, converted into Interbank Rate Loans or, in the case of Interbank Rate Loans, be converted into a Base Rate Loan or continued as a Interbank Rate Loan (in the absence of delivery of a Continuation/ Conversion Notice with respect to any Interbank Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such Interbank Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Interbank Rate Loans when any Default has occurred and is continuing.

         SECTION 2.5 Funding. The Lender may, if it so elects, fulfill its obligation to make, continue or convert Interbank Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by the Lender) to make or maintain such Interbank Rate Loan; provided, however, that such Interbank Rate Loan shall nonetheless be deemed to have been made and to be held by the Lender, and the obligation of the Borrower to repay such Interbank Rate Loan shall nevertheless be to the Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2,
4.3 or 4.4, it shall be conclusively assumed that the Lender elected to fund all Interbank Rate Loans by purchasing, as the case may be, Dollar certificates of deposit in the U.S. or Dollar deposits in its Eurodollar Office's interbank eurodollar market.

         SECTION 2.6 Note. The Lender's Loans under its Commitment shall be evidenced by the Note payable to the order of the Lender in a maximum principal amount equal to the original Commitment Amount. The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to the Lender's Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of the Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.


                                  ARTICLE III

                  REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         SECTION 3.1 Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, the Borrower

                 (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that

                          (i) no such prepayment of any Interbank Rate Loan may be made on any day other than the last day of the Interest Period for such Loan;

                          (ii) all such voluntary prepayments shall require at least one Business Day's prior written notice (or three Business Days' prior written notice with respect to any Interbank Rate Loan (or portion thereof) being prepaid) to the Lender; and

                          (iii) all such voluntary partial prepayments shall be in an aggregate minimum amount of $500,000 and an integral multiple of $100,000;

                 (b) shall, on each date when any reduction in the Commitment Amount shall become effective, including pursuant to Sections 2.2.2 and 2.2.3, make a mandatory prepayment of all Loans equal to the excess, if any, of the aggregate, outstanding principal amount of all Loans over the Commitment Amount as so reduced; and

                 (c) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all Loans, unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount.

         SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this
Section 3.2.

         SECTION 3.2.1 Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

                 (a) on that portion maintained from time to time as a Base Rate Loan, equal to the Alternate Base Rate from time to time in effect; and

                 (b) on that portion maintained as an Interbank Rate Loan, during each Interest Period applicable thereto, equal to the sum of the Interbank Rate (Reserve Adjusted) for such Interest Period plus a margin of 2%.

         The "Interbank Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, an Interbank Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

            Interbank Rate   =              Interbank Rate
          (Reserve Adjusted)      -----------------------------------
                                 1.00 - Eurocurrency Reserve Percentage

         The Interbank Rate (Reserve Adjusted) for any Interest Period for Interbank Rate Loans will be determined by the Lender on the basis of the Eurocurrency Reserve Percentage in effect two Business Days before the first day of such Interest Period.

         "Interbank Rate" means, relative to any Interest Period for Interbank Rate Loans, the rate of interest equal to the average

(rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to the Lender's Eurodollar Office in the interbank eurodollar market as at or about 10:00 a.m. Chicago time two Business Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the Lender's Interbank Rate Loan and for a period approximately equal to such Interest Period.

         "Eurocurrency Reserve Percentage" means, relative to any Interest Period for Interbank Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period and actually incurred by Lender.

         All Interbank Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Interbank Rate Loan.

         SECTION 3.2.2 Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Alternate Base Rate plus a margin of 2%.

         SECTION 3.2.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

                 (a)      on the Stated Maturity Date therefor;

                 (b) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

                 (c) with respect to Interbank Rate Loans, the last day of each applicable Interest Period;

                 (d) with respect to any Base Rate Loans converted into Interbank Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (b), on the next Quarterly Payment Date; and

                 (e) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

         SECTION 3.3 Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

         SECTION 3.3.1 Commitment Fee. The Borrower agrees to pay to the Lender, for the period (including any portion thereof when its Commitment is suspended by reason of the Borrower's inability to satisfy any condition of
Article V) commencing on the Effective Date and continuing through the final Commitment Termination Date, a commitment fee at the rate of .375% per annum on the sum of the average daily unused portion of the Commitment Amount. Such commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and on the Commitment Termination Date.

         SECTION 3.3.2 Facility Fee. The Borrower agrees to pay to the Lender a facility fee in an amount equal to $150,000.


                                   ARTICLE IV

                  CERTAIN INTERBANK RATE AND OTHER PROVISIONS

         SECTION 4.1 Interbank Rate Lending Unlawful. If the Lender shall determine (which determination shall, upon notice thereof to the Borrower, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Interbank Rate Loan of a certain type, the obligations of the Lender to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and all Interbank Rate Loans of such type shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

         SECTION 4.2 Deposits Unavailable. If the Lender shall have determined that

                 (a) Dollar certificates of deposit or Dollar deposits, as the case may be, in the relevant amount and for the relevant Interest Period are not available to the Lender in its relevant market; or

                 (b) by reason of circumstances affecting the Lender's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Interbank Rate Loans,

then, upon notice from the Lender to the Borrower, the obligations of the Lender under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, Interbank Rate Loans shall forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

         SECTION 4.3 Increased Interbank Rate Loan Costs, etc. If, as a result of the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline, or any change therein or in the interpretation or administration thereof, occurring during the previous six (6) month period, whether or not having the force of law, or compliance by Lender with any request or directive, whether or not having the force of law, issued during the previous six (6) month period by any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

                 (a) any tax, duty or other charge with respect to any Interbank Rate Loan, this Agreement or Lender's obligation to make Interbank Rate Loans (or any part thereof) is imposed, modified or deemed applicable, or the basis of taxation of payments to Lender of the principal of, or interest on, any Interbank Rate Loan (other than taxes imposed on the overall net income of Lender by the jurisdiction in which Lender has its principal office) is changed; or

                 (b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended directly or indirectly by, Lender is imposed, modified or deemed applicable; or

                 (c) any other condition affecting this Agreement or any Interbank Rate Loan is imposed on Lender or the interbank eurodollar market;

and Lender determines that, by reason thereof, the cost to Lender of making, funding or maintaining a balance hereunder based on an

Interbank Rate is increased, or the amount of any such receivable by Lender hereunder in respect of any Interbank Rate Loan is reduced or requires Lender to make any payment calculated by reference to the amount of interest received by Lender; then, within ten (10) days after demand by Lender, Borrower shall pay to Lender upon demand such additional amount or amounts as will compensate Lender for such additional cost or reduction (provided that Lender has not been compensated for such additional cost or reduction in the calculation of the Interbank Rate (Reserve Adjusted)). The determination of any amount to be paid by Borrower under this Section 4.3 shall take into consideration the policies of Lender or any person or entity controlling Lender and shall be based upon any reasonable averaging, attribution and allocation methods.

         SECTION 4.4 Funding Losses. In the event the Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, an Interbank Rate Loan) (except for any lost profits Lender may incur due to Lender's inability to make a loan to any third party as a result of Lender not being repaid by Borrower hereunder) as a result of

                 (a) any conversion or repayment or prepayment of the principal amount of any Interbank Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;

                 (b) any Loans not being made as Interbank Rate Loans in accordance with the Borrowing Request therefor; or

                 (c) any Loans not being continued as, or converted into, Interbank Rate Loans in accordance with the Continuation/Conversion Notice therefor,

then, upon the written notice of the Lender to the Borrower, the Borrower shall, within five days of its receipt thereof, pay to the Lender such amount as will (in the reasonable determination of the Lender) reimburse the Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.5 Increased Capital Costs. If Lender reasonably determines that any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority during the previous 6 months increases the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and such increase is based upon the existence of the Lender's obligations hereunder that the rate of return on its or such controlling Person's capital as a consequence of its Commitment or the Loans made by the Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower shall pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for such reduction in rate of return within 10 days after demand by Lender. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error or mathematical error, be conclusive and binding on the Borrower. In determining such amount, the Lender shall take into consideration the policies of the Lender or any person controlling Lender with respect to capital adequacy and shall use any reasonable method of averaging, attribution or allocation.

         SECTION 4.6 Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the net income or receipts of Lender or its corporate parent (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

                 (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                 (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

                 (c) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.


         SECTION 4.7 Payments, Computations, etc. All payments by the Borrower pursuant to this Agreement, the Note or any other Loan Document shall be made by the Borrower to the Lender, without setoff, deduction or counterclaim, not later than 11:00 a.m., Chicago time, on the date due, in same day or immediately available funds, to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lender on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to Interbank Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         SECTION 4.8 Setoff. The Lender shall, upon the occurrence of any Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower or upon the occurrence of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to the Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with the Lender provided, however, Lender waives such rights to setoff and application with respect to that certain short term asset management account (No. 01-40-403-400-1269) and that certain certificate of deposit (No. 86099207), and any future renewal of such certificate of deposit, maintained by Borrower with Lender. The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Lender may have.

         SECTION 4.9 Use of Proceeds. The Borrower shall apply the proceeds of each Borrowing in accordance with the third recital; without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation U, except for shares of the Borrower as permitted under applicable law.

                                   ARTICLE V

                            CONDITIONS TO BORROWING

         SECTION 5.1 Initial Borrowing. The obligation of the Lender to fund the initial Borrowing shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

         SECTION 5.1.1 Resolutions, etc. The Lender shall have received from the Borrower a certificate, dated the date of the initial Borrowing, of its Secretary or Assistant Secretary as to

                 (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Note and each other Loan Document to be executed by it; and

                 (b) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Note and each other Loan Document executed by it,

upon which certificate the Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Borrower canceling or amending such prior certificate.

         SECTION 5.1.2 Delivery of Note. The Lender shall have received its Note duly executed and delivered by the Borrower.

         SECTION 5.1.3 Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.1(b) ("Indebtedness to be Paid") of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full (including, to the extent necessary, from proceeds of the initial Borrowing); and all Liens securing payment of any such Indebtedness have been released and the Lender shall have received all Uniform Commercial Code Form

UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

         SECTION 5.1.4 Pledge Agreement. The Lender shall have received executed counterparts of the Pledge Agreement, dated as of the date hereof, duly executed by the Borrower, together with the certificates, evidencing all of the issued and outstanding shares of capital stock pledged pursuant to the Pledge Agreement, which certificates shall in each case be accompanied by undated stock powers duly executed in blank, or, if any securities pledged pursuant to the Pledge Agreement are uncertificated securities, confirmation and evidence satisfactory to the Lender that the security interest in such uncertificated securities has been transferred to and perfected by the Lender in accordance with Section 8-313 and Section 8-321 of the Uniform Commercial Code, as in effect in the State of Illinois.

         SECTION 5.1.5 Opinion of Counsel. The Lender shall have received an opinion, dated the date of the initial Borrowing and addressed to the Lender, from Rosenberg & Liebentritt, P.C., counsel to the Borrower, substantially in the form of Exhibit D hereto.

         SECTION 5.1.6 Closing Fees, Expenses, etc. The Lender shall have received all fees, costs and expenses due and payable pursuant to Sections 3.3 and 9.3, if then invoiced.

         SECTION 5.2 All Borrowings. The obligation of the Lender to fund any Loan on the occasion of any Borrowing (including the initial Borrowing) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

         SECTION 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct

                 (a)      the representations and warranties set forth in
         Article VI (excluding, however, those contained in Section 6.7) shall be true and correct with the same effect as if then made (unless stated to relate solely to an early date, in which case such representations and warranties shall be true and correct as of such earlier date);

                 (b) except as disclosed by the Borrower to the Lender pursuant to Section 6.7

                          (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which might have a Materially Adverse Effect on the Borrower or which purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document; and

                          (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which might have a Materially Adverse Effect on the Borrower; and

                 (c) no Default shall have then occurred and be continuing, and the Borrower nor any of its Subsidiaries are in material violation of any law or governmental regulation or court order or decree.

         SECTION 5.2.2 Borrowing Request. The Lender shall have received a Borrowing Request for such Borrowing. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in
Section 5.2.1 are true and correct.

         SECTION 5.2.3 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries shall be satisfactory in form and substance to the Lender and its counsel; the Lender and its counsel shall have received all information, approvals, opinions, documents or instruments as the Lender or its counsel may reasonably request.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto the Lender as set forth in this Article VI.

         SECTION 6.1 Organization, etc. The Borrower and each of its Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the State of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Note and each other Loan Document to which it is a party, and to own and hold under lease its property and to conduct its business substantially as currently conducted by it (the absence or failure of which, singly or in the aggregate, would not have or may reasonably be expected not to have, a Materially Adverse Effect on the Borrower).

         SECTION 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Note and each other Loan Document executed or to be executed by it, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not

                 (a)      contravene the Borrower's Organic Documents;

                 (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower; or

                 (c) result in, or require the creation or imposition of, any Lien on any of the Borrower's properties.

         SECTION 6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement, the Note or any other Loan Document (the absence of which, singly or in the aggregate, would not have or may reasonably be expected not to have, a Materially Adverse Effect on the Borrower). Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 6.4 Validity, etc. This Agreement constitutes, and the Note and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and the application of equitable principles.

         SECTION 6.5 Financial Information. The consolidated balance sheets of the Borrower, including its consolidated Subsidiaries as at June 30, 1994, and the related statements of earnings and cash flow of the Borrower and each of its consolidated

Subsidiaries, copies of which have been furnished to the Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

         SECTION 6.6 No Material Adverse Change. Since the date of the financial statements described in Section 6.5, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower.

         SECTION 6.7 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, assets or revenues, which may have a Materially Adverse Effect on the Borrower or which purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document, except as disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule.

         SECTION 6.8 Ownership of Properties. The Borrower and each of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.2 and except where the failure to do so would not have or may reasonably be expected not to have, a Materially Adverse Effect on the Borrower.

         SECTION 6.9 Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and except where the failure to do so would not have or may reasonably be expected not to have, a Materially Adverse Effect on the Borrower.

         SECTION 6.10 Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in the financial statements described in Section 6.5, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

         SECTION 6.11 Environmental Warranties. Except in each case where the failure of any of the following representations to be true and correct would have, or would reasonably be expected to have, a Materially Adverse Effect on the Borrower:

                 (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in material compliance with all Environmental Laws;

                 (b) there have been no past, and there are no pending or threatened

                          (i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

                          (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law;

                 (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

                 (d) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

                 (e) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

                 (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

                 (g) neither Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                 (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Subsidiary; and

                 (i) no conditions exist at, on or under any property now or previously owned or leased by the Borrower which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

         SECTION 6.12 Regulations G, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

         SECTION 6.13 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

                                  ARTICLE VII

                                   COVENANTS

         SECTION 7.1 Affirmative Covenants. The Borrower agrees with the Lender that, until the Commitment has terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.1.

         SECTION 7.1.1 Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Lender copies of the following financial statements, reports, notices and information:

                 (a) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as of the end of such Fiscal Quarter and consolidated and consolidating statements of earnings and cash flow of the Borrower and its consolidated Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial Authorized Officer of the Borrower;

                 (b) as soon as available and in any event within 95 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its consolidated Subsidiaries, including therein consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as of the end of such Fiscal Year and consolidated and consolidating statements of earnings and cash flow of the Borrower and its consolidated Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Lender by Arthur Andersen & Co. or other independent public accountants reasonably acceptable to the Lender, together with a certificate from such accountants containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 7.2.3 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

                 (c) as soon as available and in any event within 50 days after the end of each Fiscal Quarter, a certificate, executed by the chief financial Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Lender) compliance with the financial covenants set forth inSection 7.2.3.;

                 (d) as soon as possible and in any event within three days after the occurrence of each Default, a statement of the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

                 (e) as soon as possible and in any event within three days after (x) the occurrence of any adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7 or (y) the commencement of any labor controversy, litigation, action or proceeding of the type described in Section 6.7, notice thereof and copies of all documentation relating thereto;

                 (f) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its securityholders, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

                 (g) immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto; and

                 (h) such other information available to the Borrower respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

         SECTION 7.1.2 Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

                 (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation where the nature of its business requires such qualification; and

                 (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 7.1.3 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable except where the failure to do so would not have or may reasonably be expected not to have, a Materially Adverse Effect on the Borrower.

         SECTION 7.1.4 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses except where the failure to do so would not have or may reasonably be expected not to have, a Materially Adverse Effect on the Borrower, and will, upon request of the Lender, furnish to the Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower in accordance with this Section.

         SECTION 7.1.5 Books and Records. The Borrower will, and will cause each of its Subsidiaries, other than Commodore (and so long as Commodore is a Subsidiary it will use its good faith efforts to cause Commodore), to keep books and records which accurately reflect all of its business affairs and transactions and permit the Lender or any of its representatives, at reasonable times and intervals and with reasonable notice, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with the Lender or its representatives whether or not any representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Lender's exercise of its rights pursuant to this Section.

         SECTION 7.1.6 Environmental Covenant. Except where the failure to do so would not have, or would reasonably be expected not to have, a Materially Adverse Effect on the Borrower, the Borrower will, and will cause each of its Subsidiaries to,

                 (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

                 (b) immediately notify the Lender and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of the Lender any actions and proceedings relating to compliance with Environmental Laws; and

                 (c) provide such information and certifications which the Lender may reasonably request from time to time to evidence compliance with this Section 7.1.6.

         SECTION 7.2 Negative Covenants. The Borrower agrees with the Lender that, until the Commitment has terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

         SECTION 7.2.1 Indebtedness. The Borrower will not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

                 (a)      Indebtedness in respect of the Loans and other
         Obligations;

                 (b) until the date of the initial Borrowing, Indebtedness identified in Item 7.2.1(b) ("Indebtedness to be Paid") of the Disclosure Schedule;

                 (c) Indebtedness existing as of the Effective Date which is identified in Item 7.2.1(c) ("Ongoing Indebtedness") of the Disclosure Schedule;

                 (d) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities);

                 (e) other Contingent Liabilities for the indebtedness, obligation or liabilities of any Subsidiary in an aggregate amount not to exceed $10,000,000.

                 (f) other Indebtedness of the Borrower in an aggregate amount not to exceed $10,000,000;

provided, however, that no Indebtedness otherwise permitted by clause (e) shall be permitted if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.

         SECTION 7.2.2 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                 (a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;

                 (b) Until the date of the initial borrowing, liens securing payment of Indebtedness of the type permitted and described in clause (b) of Section 7.2.1;

                 (c) Liens granted prior to the Effective Date to secure payment of Indebtedness of the type permitted and described in clause
         (c) of Section 7.2.1;

                 (d) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                 (e) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                 (f) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                 (g) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies; and

                 (h) Liens securing payment of Indebtedness of the type permitted and described in clauses (e) and (f) of Section 7.2.1.


         SECTION 7.2.3    Financial Condition.  The Borrower will not permit:

                 (a) Its Net Worth to be less than $160 million plus eighty percent (80%) of the sum of (i) any tax benefits relating to prior year tax accruals recognized during the Fiscal Quarters ended September 30, 1994 and December 31, 1994 and (ii) tax benefits resulting from discontinued operations recognized during the Fiscal Quarters ended September 30, 1994 and December 31, 1994;

                 (b)  Its Minimum Liquidity to be less than $5,000,000.

                 (c) The Loans outstanding to exceed fifty percent (50%) of the then Market Value, as defined in the Pledge Agreement, of the Pledged Shares, as defined in the Pledge Agreement (the "Total Value"), and the Borrower shall not have (within 5 Business Days of written notice from the Bank), at its option, either (y) prepaid the amount of outstanding principal of such Loans, and/or pledged to the Bank (as additional "Pledged Shares" pursuant to all of the terms and conditions of the Pledge Agreement) a first security interest in the Borrower's right, title and interest to that number of shares of common stock of Vigoro, such that the Loans outstanding after such principal payment and/or additional pledge of shares, does not exceed fifty percent of the Total Value.

         SECTION 7.2.4 Investments. The Borrower will not make, incur, assume or suffer to exist any Investment in any other Person, except:

                 (a) Investments existing on the Effective Date as disclosed in the financial statements described in Section 6.5;

                 (b)      Cash Equivalent Investments; or

                 (c) Notes made by the purchaser of any Subsidiary of Commodore or Equality Specialties, Inc. (the "Seller Notes") in an aggregate amount not to exceed $10,000,000.

provided, however, any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; provided, further however, that the Borrower may make additional Investments (except for Seller Notes except as permitted by paragraph (c) above) provided that no Event of Default has occurred and is continuing.

         SECTION 7.2.5 Take or Pay Contracts. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrower or such Subsidiary regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

         SECTION 7.2.6 Consolidation, Merger, etc. The Borrower will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except that so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower may purchase all or substantially all of the assets of any Person, or acquire such Person by merger not to exceed an aggregate of $10,000,000.

         SECTION 7.2.7 Asset Dispositions, etc. The Borrower will not sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to its investment in Vigoro or more than 49% of its investment or interest in Eagle.

         SECTION 7.2.8 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to the Borrower or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates.

         SECTION 7.2.9 Negative Pledges, etc. The Borrower may enter into agreements prohibiting the creation or assumption of any Lien upon the shares of Vigoro owned by the Borrower only so long as the shares of Vigoro pledged pursuant to the Pledge Agreement, together with such additional shares of Vigoro then owned by Borrower having at such time a Market Value (as defined in the Pledge Agreement) of at least $50,000,000, are not subject to such prohibition.


                                  ARTICLE VIII

                               EVENTS OF DEFAULT

         SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

         SECTION 8.1.1 Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan or in the payment when due of any commitment fee or of any other Obligation (and such default shall continue unremedied for a period of five days after written notice thereof from Lender to Borrower).

         SECTION 8.1.2 Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of the Borrower to the Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

         SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Section 7.2, and such default shall continue unremedied for a period of 15 days after notice thereof shall have been given to the Borrower by the Lender.

         SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Lender.

         SECTION 8.1.5 Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower having a principal amount, individually or in the aggregate, in excess of $10,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

         SECTION 8.1.6 Judgments. Any judgment or order for the payment of money in excess of $3,000,000 (in addition to any payments made not in excess of $12,000,000 with respect to the Madison Management Litigation) shall be rendered against the Borrower and either

                 (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order which proceeding is not dismissed or which judgment or order is not satisfied within 60 days; or

                 (b) there shall be any period of 30 consecutive days during which such judgment is not paid or satisfied or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         SECTION 8.1.7 Pension Plans. Any of the following events shall occur with respect to any Pension Plan

                 (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower could reasonably be expected to be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $3,000,000; or

                 (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

         SECTION 8.1.8 Control of the Borrower. Any Change in Control shall occur.

         SECTION 8.1.9 Bankruptcy, Insolvency, etc. The Borrower or any of its Subsidiaries shall

                 (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

                 (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

                 (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower and each Subsidiary hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents;

                 (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of its Subsidiaries , and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower, each Subsidiary hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or

                 (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

         SECTION 8.1.10 Impairment of Security, etc. Any Lien granted under any Loan Document shall (except in accordance with its terms), in whole or in part, terminate or cease to be a perfected first Lien, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any party thereto which failure shall continue for a period of 5 days after written notice of such failure is given by Lender to the Borrower.

         SECTION 8.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur with respect to the Borrower or any Subsidiary, the Commitment (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

         SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower or any Subsidiary) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitment shall terminate.


                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         SECTION 9.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Lender. No failure or delay on the part of the Lender or the holder of the Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Lender or the holder of the Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         SECTION 9.2 Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature (with a copy to any other party indicated below such signature) hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when received.

         SECTION 9.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Lender (including the fees and out-of-pocket expenses of counsel to the Lender and of local counsel, if any, who may be retained by counsel to the Lender) in connection with

                 (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

                 (b) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower also agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by the Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

         SECTION 9.4 Indemnification. In consideration of the execution and delivery of this Agreement by the Lender and the extension of the Commitment, the Borrower hereby indemnifies, exonerates and holds the Lender and each of its officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

                 (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

                 (b) any action brought by or on behalf of the Borrower as the result of any determination by the Lender pursuant to Article V not to fund any Borrowing;

                 (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Lender is party thereto;

                 (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or

                 (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         SECTION 9.5 Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 9.3 and 9.4 shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

         SECTION 9.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 9.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

         SECTION 9.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and the Lender (or notice thereof satisfactory to the Lender) shall have been received by the Lender and notice thereof shall have been given by the Lender to the Borrower.

         SECTION 9.9 Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTE AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. This Agreement, the Note and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         SECTION 9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Lender and Lender shall not assign or transfer its rights or obligations except in compliance with Section 9.12 below.

         SECTION 9.11 Participations. The Lender may at any time after prior written notice to Borrower sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, its Commitment, or other interests of the Lender hereunder; provided, however, that

                 (a) no participation contemplated in this Section 9.11 shall relieve the Lender from its Commitment or its other obligations hereunder or under any other Loan Document,

                 (b) the Lender shall remain solely responsible for the performance of its Commitment and such other obligations,

                 (c) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and each of the other Loan Documents,

                 (d) no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require the Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that the Lender may agree with any Participant that the Lender will not, without such Participant's consent, take any of the following actions: (i) increase the Commitment Amount, reduce any fees described in Article III, change the schedule of reductions to the Commitment provided for in Sections 2.2.2 and 2.2.3 or extend the Commitment Termination Date, or (ii) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan), and

                 (e) the Borrower shall not be required to pay any amount under Section 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.

         The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 9.3 and 9.4, shall be considered a Lender.

         9.12 Assignments. The Lender, with the written consent of the Borrower (which consents shall not be unreasonably delayed or withheld) may at any time assign and delegate to one or more commercial banks or other financial institutions, and with notice to the Borrower, but without the consent of the Borrower, may assign and delegate to any of its Affiliates (each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Commitment) in a minimum aggregate amount of $5,000,000; provided, however, that, the Borrower shall be entitled to continue to deal solely and directly with such assigning Lender in connection with the interests so assigned and delegated to an Assignee Lender until (i) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower by the Lender and such Assignee Lender, and (ii) such Assignee Lender shall have executed and delivered to the Borrower an Assignment and Assumption Agreement (the "Assignment Agreement").

From and after the date that the Borrower accepts such Assignment Agreement,
(x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Assignment Agreement, shall be released from its obligations hereunder and under the other related documents. Within five Business Days after its receipt of notice that the Lender has received an executed Assignment Agreement, the Borrower shall execute and deliver to the Lender new Notes evidencing such Assignee Lender's assigned Loans and, if the assignor Lender has retained Loans hereunder, replacement Notes in the principal amount of the Loans retained by the assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The assignor Lender shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section shall be null and void.

The Borrower acknowledges and agrees that each Assignee Lender, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 9.3 and 9.4, shall be considered a Lender.

         SECTION 9.13 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHER DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN
AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         SECTION 9.14 Waiver of Jury Trial. THE LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                        GREAT AMERICAN MANAGEMENT AND
                                         INVESTMENT, INC.

                                        By      /s/ G. A. Spector
                                           ----------------------------
                                        Title: Vice President

                                        Address:  Two North Riverside Plaza
                                                  Suite 600
                                                  Chicago, IL  60606

                                        Facsimile No.:  312-454-0470

                                        Attention: Norman M. Field
                                                   Vice President & Treasurer



                                        With a copy to:

                                        ROSENBERG & LIEBENTRITT, P.C.
                                        Two North Riverside Plaza
                                        Suite 1600
                                        Chicago, Illinois 60606
                                        Facsimile No.: (312) 454-0335

                                        Attention: James M. Phipps

                                        BANK OF AMERICA ILLINOIS

                                        By      /s/ John Compernolle
                                           ------------------------------
                                        Title:

                                        Address:  231 South LaSalle Street
                                                  Chicago, IL  60697

                                        Facsimile No.:  312-828-1974

                                        Attention:  John Compernolle

                                        Domestic
                                        Office:   231 South LaSalle Street
                                                  Chicago, IL  60697

                                        Facsimile No.:  312-828-1974

                                        Attention:  John Compernolle


                                        Eurodollar
                                        Office:   231 South LaSalle Street
                                                  Chicago, IL  60697

                                        Facsimile No.:  312-828-1974

                                        Attention:  John Compernolle

                                                                     SCHEDULE I

                              DISCLOSURE SCHEDULE


ITEM 6.7                  Litigation.

     Description of Proceeding     Action or Claim Sought



ITEM 7.2.1(b)             Indebtedness to be Paid.

     Creditor                  Outstanding Principal Amount



ITEM 7.2.1(c)             Ongoing Indebtedness.

     Creditor                  Outstanding Principal Amount

                                                                       EXHIBIT A

                                      NOTE


$25,000,000                                                     October 13, 1994


         FOR VALUE RECEIVED, the undersigned, GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of BANK OF AMERICA ILLINOIS (the "Lender") on September 30, 1994 the principal sum of TWENTY-FIVE MILLION AND 00/100 DOLLARS ($25,000,000) or, if less, the aggregate unpaid principal amount of all Loans shown on the schedule attached hereto (and any continuation thereof) made by the Lender pursuant to that certain Credit Agreement, dated as of October 13, 1994 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), between the Borrower and the Lender.

         The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

         Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Lender pursuant to the Credit Agreement.

         This Note is the Note referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

         All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

         THIS NOTE HAS BEEN DELIVERED IN CHICAGO, ILLINOIS AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

                                        GREAT AMERICAN MANAGEMENT AND
                                         INVESTMENT, INC.


                                        By /s/ G. A. Spector
                                          -------------------------
                                        Title: Vice President

                          LOANS AND PRINCIPAL PAYMENTS


                                                            Amount of                   Unpaid
                Amount of                                   Principal                  Principal
                Loan Made                                    Repaid                     Balance
           Alt.        Inter-         Interest           Alt.        Inter-         Alt.        Inter-
           Base        bank           Period (if         Base        Bank           Base        Bank                   Notation
Date       Rate        Rate           applicable)        Rate        Rate           Rate        Rate         Total      Made By
- - ----       ----        ----           -----------        ----        ----           ----        ----         -----      --------












                                                                       EXHIBIT B



                               BORROWING REQUEST


Bank of American Illinois
231 South LaSalle Street
Chicago, IL  60697

Attention:    [Name]
              [Title]

                 GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.


Gentlemen and Ladies:

        This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement, dated as of October 13, 1994 (together with all amendments, if any, from time to time made thereto, the "Credit Agreement"), between Great American Management and Investment, Inc., a Delaware corporation (the "Borrower"), and you. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

        The Borrower hereby requests that a Loan be made in the aggregate principal amount of $_____________ on ________________, 19___ as a [Interbank
Rate Loan having an Interest Period of ___________ months] [Base Rate Loan].

        The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitute a representation and warranty by the Borrower that, on the date of such Loans, and before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 5.2.1 are true and correct in all material respects.

        The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify you.
Except to the extent, if any, that prior to the time of the Borrowing requested hereby you shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.

        Please wire transfer the proceeds of the borrowing to the accounts of the following persons at the financial institutions indicated respectively:

                                Person to be Paid
Amount to be               --------------------------                         Name, Address, etc.
Transferred                Name                      Account No.             of Transferee Lender
- - -----------                ----                      -----------             --------------------

$
 -----------               ------------              ----------              --------------------
                                                                             --------------------
                                                                             Attention:
                                                                                        ---------
$
 -----------               ------------              -----------             --------------------
                                                                             --------------------
                                                                             Attention:
                                                                                        ---------

Balance of                 The Borrower              -----------             --------------------
such proceeds                                                                --------------------
                                                                             Attention:
                                                                                        ---------

        The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this _____ day of ________________, 19____.


                                        GREAT AMERICAN MANAGEMENT AND
                                         INVESTMENT, INC.



                                        By _________________________________
                                        Title:

                                                                       EXHIBIT C



                         CONTINUATION/CONVERSION NOTICE


Bank of America Illinois
231 South LaSalle Street
Chicago, IL  60697


Attention:     [Name]
               [Title]

              GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.


Gentlemen and Ladies:

        This Continuation/Conversion Notice is delivered to you pursuant to
Section 2.4 of the Credit Agreement, dated as of October 13, 1994 (together with all amendments, if any, from time to time made thereto, the "Credit Agreement"), between Great American Management and Investment, Inc., a Delaware corporation (the "Borrower"), and you. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

        The Borrower hereby requests that on __________________, 19____,

                (1) $___________ of the presently outstanding principal amount of the Loans originally made on ________________, 19__ [and $_________ of the presently outstanding principal amount of the Loans originally made on _________________, 19_____],

                (2) and all presently being maintained as [Base Rate Loans] [Interbank Rate Loans],

                (3)      be [converted into] [continued as],

                (4) [Interbank Rate Loans having an Interest Period of _________ months] [Base Rate Loans].

The Borrower hereby:

                (a) certifies and warrants that no Default has occurred and is continuing; and

                (b) agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify you.

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby you shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.

        The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Officer this ________ day of ________________, 19____.


                                       GREAT AMERICAN MANAGEMENT AND
                                        INVESTMENT, INC.



                                        By _____________________________
                                           Title:

                                                             EXHIBIT D




                                PLEDGE AGREEMENT

                          dated as of October 13, 1994

                                 by and between

                 GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
                                 as the Pledgor

                                      and

                     BANK OF AMERICA ILLINOIS, as the Bank

                                PLEDGE AGREEMENT


  THIS PLEDGE AGREEMENT (this "Agreement"), dated as of October 13, 1994 is by and between GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC., a Delaware corporation (the "Pledgor"), and BANK OF AMERICA, ILLINOIS, an Illinois banking association having its principal office at 231 South LaSalle Street, Chicago, Illinois 60697 (the "Bank").


                              W I T N E S S E T H:

  WHEREAS, pursuant to a Credit Agreement, dated as of October 13, 1994 (together with all amendments and other modifications, from time to time thereafter made thereto, the "Loan Agreement"), among Pledgor and the Bank, the Bank has extended a commitment to make a Loan, as defined in the Loan Agreement, to the Pledgor;

  WHEREAS, Pledgor is the sole legal and beneficial owner of One Million Six Hundred Thousand (1,600,000) shares (the "Pledged Shares") of the common stock of The Vigoro Corporation, a Delaware corporation ("Issuer"), as such shares are further described on Exhibit A attached hereto and made a part hereof; and

  WHEREAS, as a condition precedent to the effectiveness of the Loan Agreement, the Pledgor is required to execute and deliver this Pledge Agreement and to grant to the Bank a first security interest in the Collateral (as defined below) pledged herein.

  NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Bank to enter into the Loan Agreement, the Pledgor agrees as follows:

  SECTION 1. Definitions and Interpretation. Unless the context clearly indicates to the contrary, terms defined in the Loan Agreement shall have the meanings which the Loan Agreement assigns to such terms, notwithstanding any termination of the Loan Agreement. Terms not otherwise defined herein or in the Loan Agreement shall have the meanings, if any, ascribed to them under the UCC. When used herein, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

  "Applicable Law" with respect to any Person or matter means any law, rule, regulation, order, decree or other requirement, having the force of law relating to such Person or matter.

  "Cash Collateral" is defined in Section 2(c).

  "Collateral" is defined in Section 2.

  "Event of Default" means those events of default as defined in Section 8.1 of the Loan Agreement.

  "Market Value" means, with respect to any Pledged Shares, the closing price for such Pledged Shares on the Banking Day immediately preceding the Valuation Date for such Pledged Shares, as determined by the Bank by reference to The Wall Street Journal on the date of valuation or, if Bank is unable to obtain the required information from The Wall Street Journal on any date of valuation, the computer pricing service utilized by Bank, which shall be a pricing service generally recognized by dealers in the market for such Pledged Shares, or the price determined by the Bank in good faith as the mean of the bid prices quoted to the Bank by at least three dealers of such Pledged Shares on the date of valuation. The Bank does not assume and shall have no responsibility for determining the accuracy of the reported prices as shown on the computer pricing service, The Wall Street Journal, or as reported by dealers in such market and may act in reliance upon and shall be fully protected in relying upon the bid and asked prices as so reported.

  "Obligations" means all obligations (monetary or otherwise) of the Pledgor, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise out of or in conjunction with the Loan Agreement, the Note, this Pledge Agreement, or any other Loan Document.

  "Permitted Action" is defined in Section 12.

  "Pledged Collateral" is defined in Section 2.1.

  "Pledged Property" means all Pledged Shares, and all other pledged shares of capital stock, including, without limitation, any Additional Shares, or promissory notes, and all other securities and instruments which may from time to time hereafter be delivered by the Pledgor to the Bank for the purpose of pledge under this Agreement or any other Loan Document, and all proceeds of any of the foregoing.

  "Pledged Shares" means all shares of capital stock of the Issuer which are delivered by the Pledgor to the Bank as Collateral hereunder.

  "Pledgor" is defined in the Preamble.

  "Secured Obligations" is defined in Section 3.

  "Security Interest" when used with respect to any Person means any interest in any real or personal property, asset or other right owned or being purchased or acquired by such Person for its own use, consumption or enjoyment in its business which secures payment or performance of any obligation and shall include any mortgage, Lien, pledge, encumbrance, charge or other security interest of any kind, whether arising under a security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, financing or similar statement or notice or as a matter of law, judicial process or otherwise.

  "Unmatured Insolvency Default" means any unmatured Event of Default under
Section 8.1.9 of the Loan Agreement.

  "UCC" means the Uniform Commercial Code as in effect in the State of Illinois.

  "Valuation Date" means the last Banking Day of each month.

  SECTION 2. Grant of Security. The Pledgor hereby pledges, hypothecates, assigns and transfers to the Bank, and hereby grants to the Bank a lien and security interest in, all of the following, whether now or hereafter existing or acquired (the "Collateral"):

        (a) the issued and outstanding shares of capital stock as set forth in Exhibit A hereto;

        (b) all dividends, distributions, interest, and other payments and rights with respect to any Pledged Property;

        (c) upon the occurrence and continuance of an Unmatured Insolvency Default or an Event of Default, all funds that are pledged to the Bank pursuant to Section 4 and all funds that are received or retained by the Bank as other proceeds of the Collateral or as an amount equal to such other proceeds and, upon such events, Pledgor shall establish account(s) with the Bank (the "Collateral Account") and Pledgor shall deposit all such funds or proceeds in the Collateral Account, including (i) any and all amounts and moneys at any time and from time to time credited to or deposited in the Collateral Account, (ii) any and all property which may be acquired directly or indirectly using the proceeds (or any part thereof) of any of the foregoing and/or any interest or other income on or with respect to any of the foregoing, and (iii) any and all substitutions for any of the foregoing (all of the foregoing is collectively referred to as the "Cash Collateral");

        (d) all other Pledged Property, whether now or hereafter delivered to the Bank in connection with this Agreement; and

        (e)   All proceeds of and from any and all of the foregoing Collateral.

  The foregoing items of Collateral are sometimes herein referred to as the "Pledged Collateral";

  SECTION 3. Security for Obligations. This Agreement secures the payment in full of all Obligations now or hereafter existing, whether for principal, interest, costs, fees, expenses or otherwise (the "Secured Obligations").

  SECTION 4.  Delivery of Pledged Property.

        (a) All certificates or instruments representing or evidencing any Collateral, including 1,600,000 Pledged Shares and any Cash Collateral, shall be delivered to and held by or on behalf of the Bank pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.

        (b) If at any time, the Loans outstanding exceed fifty percent (50%) of the then Market Value of the Pledge Shares (the "Total Value"), then the Pledgor shall promptly, without notice or demand from the Bank (and in any event within 5 Business Days of written notice from the Bank), at its option, either (y) prepay the amount of outstanding principal under the Loan Agreement, and/or (z) pledge to the Bank (as additional "Pledged Shares" pursuant to all of the terms and conditions hereof) a first security interest in the Pledgor's right, title and interest to that number of shares of common stock of the Issuer, such that the Loans outstanding after such principal prepayment and/or additional pledge of shares, does not exceed fifty percent (50%) of the Total Value.

        (c) If at any time the Loans outstanding do not exceed fifty (50%) of the Total Value for that date, then upon written request from the Pledgor (provided that the Pledgor may make only four such requests in any Fiscal
  Year), the Bank agrees to reassign and redeliver to the Pledgor, without warranty by or recourse to the Bank, within five (5) Business Days after receipt of such request, those certificates representing Pledged Shares which have not previously been sold, disposed of or applied by the Bank in accordance with the terms hereof and the Market Value of which is equal to or less than the difference between (y) the Total Value and (z) the product of two hundred (200%) multiplied by the Loans outstanding. The Pledgor agrees to pay any and all costs and expenses (including, without limitation, reasonable attorney's fees) incurred by the Bank in connection with such reassignment and redelivery and to pay all costs and expenses of filing applicable thereto.

  SECTION 5. Dividends on Pledged Shares. In the event that any dividend or distribution is to be paid on any Pledged Share at a time when (a) no Unmatured Insolvency Default has occurred and is continuing, and (b) no Event of Default has occurred and is continuing, such dividend or payment may be paid directly to the Pledgor free and clear of the security interest granted hereunder. If any such Unmatured Insolvency Default or Event of Default has occurred and is continuing, then any such dividend or distribution shall be paid directly to the Bank.

  SECTION 6. Continuing Security Interest; Transfer of Notes. This Agreement creates a continuing security interest in the Collateral and shall:

        (a) remain in full force and effect until payment in full of all Secured Obligations;

        (b) be binding upon the Pledgor, its successors, transferees and assigns; and

        (c) inure, together with the rights and remedies of the Bank hereunder, to the benefit of the Bank and its successors, transferees and assigns subject to the terms and conditions of Section 9.12 of the Loan Agreement.

        Without limiting the generality of the foregoing clause (c), the Bank may assign or otherwise transfer (in whole or in part) the Note or any Obligation to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to the Bank under any Loan Document (including this Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer and in Section 9.12 of the Loan Agreement. Upon the payment in full of all Secured Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Bank will, at the Pledgor's sole expense, deliver to the Pledgor, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all Pledged Shares, together with all other Collateral held by the Bank hereunder, and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

  SECTION 7. Pledgor to Remain Liable. The Pledgor hereby expressly agrees that, anything herein to the contrary notwithstanding, Pledgor shall remain liable under each contract, agreement, interest or obligation constituting Collateral hereunder and shall observe and perform all of the conditions and obligations to be observed and performed by the Pledgor thereunder, all in accordance with and pursuant to the terms and provisions thereof. The exercise by the Bank of any of the rights assigned hereunder shall not release the Pledgor from any of its duties or obligations under any such contract, agreement, interest or obligation. The Bank shall not have any duty, responsibility, obligation or liability under any such contract, agreement, interest or obligation by reason of or arising out of the assignment thereof to the Bank or the granting to the Bank of a Security Interest therein or the receipt by the Bank of any payment relating to any such contract, agreement, interest or obligation pursuant hereto, nor shall the Bank be required or obligated by virtue of the grant of the Security Interest to the Bank in any manner to perform or fulfill any of the obligations of the Pledgor thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of any performance of any party under any such contract, agreement, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it, in which it may have been granted a Security Interest or to which it may be entitled at any time or times.

  SECTION 8. Subrogation, etc. So long as this Pledge Agreement is in effect, the Pledgor will not have and will not exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement or otherwise and the Pledgor hereby irrevocably waives all such rights.

  SECTION 9. Representations and Warranties and Agreements. The Pledgor represents and warrants to, and covenants and agrees with, the Bank that:

  (a) this Agreement is a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, subject only to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and the application of equitable principles;

  (b) no currently effective UCC financing statement (other than any which may have been filed on behalf of the Bank or which has been, or in connection with the execution and delivery hereof is being, terminated) covering any of the Collateral is on file in any public office;

  (c) the Pledgor has held the Pledged Shares for not less than three (3) years and is the sole lawful owner of the Collateral and the Additional Shares, except as provided otherwise in the Loan

Agreement, free of all Security Interests whatsoever, other than the Security Interest applicable to the Pledged Shares created hereby, with full power and authority to execute this Agreement, to perform the Pledgor's obligations hereunder, and to subject the Collateral to the assignment and Security Interest created hereby;

  (d) all information with respect to the Collateral set forth in any exhibit, schedule or certificate at any time heretofore or hereafter furnished by the Pledgor to the Bank pursuant to this Agreement or any other Loan Document is and will be (except as otherwise expressly stated therein by the Pledgor) true and correct in all material respects as of the date furnished and does not and will not omit any material fact necessary to make the statements contained therein not misleading; and

  (e) all filings, registrations, recordings and transfers necessary or appropriate to create, preserve and perfect, as of the date hereof the Security Interest granted by the Pledgor to the Bank pursuant to this Security Agreement have been accomplished and the Security Interests granted to the Bank pursuant to this Agreement in and to the Collateral constitute perfected Security Interests therein which are prior in right to all other Security Interests.

  SECTION 10.  [Intentionally Deleted]

  SECTION 11.  Agreements of the Pledgor.

  11.1 As to Pledged Collateral.

  (a) Stock Powers, etc. The Pledgor will deliver executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Bank, for all Pledged Shares (and all other shares of capital stock constituting Pledged Collateral) delivered by the Pledgor pursuant to this Agreement. The Pledgor will, from time to time upon the request of the Bank, promptly deliver to the Bank such stock powers, endorsements, instruments, and similar documents, in form and substance satisfactory to the Bank, with respect to the Pledged Collateral as the Bank may reasonably request in order to perfect its security interest in the Pledge Shares to exercise its remedies pursuant to Section 13.

  (b) Continuous Pledge. Subject to any contrary provisions in this Agreement, the Pledgor will keep pledged to the Bank pursuant hereto all Pledged Shares and all other shares of capital stock constituting Pledged Collateral, all dividends and distributions with respect thereto (subject to the provisions of Section 5 above), and all other Pledged Collateral and other securities, instruments, proceeds, and rights from time to time received by or distributable to the Pledgor in respect of any Pledged Collateral.

  (c)  Voting Rights; Dividends, etc.  The Pledgor agrees

        (1) to deliver (properly endorsed where required hereby or requested by the Bank) to the Bank, after any Unmatured Insolvency Default or any Event of Default shall have occurred and be continuing, promptly upon receipt thereof by the Pledgor and without any request therefor by the Bank, all dividends, all distributions, all interest, all principal, all other cash payments, and all proceeds of the Pledged Collateral, all of which shall be held by the Bank as additional Pledged Collateral; and

        (2) that after any Unmatured Insolvency Default or any Event of Default shall have occurred and be continuing and the Bank has notified the Pledgor of the Bank's intention to exercise its voting power under this clause (c)(2)

                (i) the Bank may exercise (to the exclusion of the Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares or other shares of capital stock constituting Pledged Collateral and the Pledgor hereby grants the Bank an irrevocable proxy, exercisable under such circumstances, to vote the Pledged Shares and such other Pledged Collateral, and

                (ii) the Pledgor shall promptly deliver to the Bank such additional proxies and other documents as may be necessary to allow the Bank to exercise such voting power.

  All dividends, distributions, interest, principal, cash payments, and proceeds which may at any time and from time to time be held by the Pledgor but which the Pledgor is then obligated to deliver to the Bank, shall, until delivery to the Bank, be held by the Pledgor separate and apart from its other property in trust for the Bank. The Bank agrees that, unless an Unmatured Insolvency Default or any Event of Default shall have occurred and be continuing and, with respect to the voting power relating to the Pledged Shares, the Bank shall have given the notice referred to in clause (c)(2), the Pledgor shall be entitled to any dividend or distribution paid on any Pledged Shares and have the exclusive voting power with respect to any shares of capital stock (including any of the Pledged Shares) constituting Pledged Collateral and the Bank shall, upon the written request of the Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the Pledgor which are necessary to allow the Pledgor to exercise voting power with respect to any such share of capital stock (including any of the Pledged Shares) constituting Pledged Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by the Pledgor that would impair any Collateral or be inconsistent with or violate any provision of the Loan Agreement or any other Loan Document (including this Agreement).

  11.2 Information. The Pledgor will furnish the Bank with such information concerning the Collateral as the Bank may from time to time reasonably request.

  11.3 Claim and Demands. The Pledgor will defend the Pledgor's title to the Collateral against all Persons and against all claims and demands whatsoever.

  11.4 Protect Collateral. The Pledgor will do all acts reasonably necessary to maintain, preserve and protect all Collateral.

  11.5 Inspection. The Pledgor will, upon request of the Bank, deliver to the Bank all such records and papers which pertain to the Collateral.

  11.6 Disposal of Assets. The Pledgor will not sell, lease, assign, license, sublicense, abandon or otherwise dispose of, or create or permit to exist any Security Interest on any Collateral to or in favor of anyone other than the Bank for the benefit of the Bank, except as expressly permitted by the terms of the Loan Agreement.

  11.7 Expenses. The Pledgor will reimburse the Bank for all reasonable expenses, including reasonable attorneys' fees and legal expenses (including such fees and legal expenses of local counsel), which are incurred by the Bank in seeking to collect or enforce any rights under or with respect to the Collateral and in enforcing its rights hereunder, together with interest thereon from the date which is ten (10) Business Days after the Pledgor receives written notice of such expenses until reimbursed by the Pledgor at a rate per annum equal to the Alternate Base Rate plus two percent.

  11.8 Title of Property. The Pledgor will, at the Bank's request, after the occurrence and during the continuance of an Event of Default, if and to the extent permitted by Applicable Law, consent to the transfer of all or any part of the Collateral into the name of the Bank or its nominee for the benefit of the Bank with or without disclosing that such Collateral is subject to the Security Interest hereunder.

  11.9 Applicable Laws. The Pledgor will at all times comply with the requirements of all Applicable Laws, rules, regulations and orders of every governmental authority, the non-compliance with which, as the Bank determines in its reasonable discretion, has a reasonable likelihood of materially and adversely affecting the value of the Collateral.

  SECTION 12. Renewals, Amendments and Other Security; Partial Releases. If at any time the Bank, without notice to the Pledgor, takes any or all of the Permitted Actions (as hereinafter defined; it being understood that such actions may be taken only to the extent allowed by the Loan Agreement), whether such actions are taken before or after any of the Secured Obligations shall become due and payable, such actions shall not affect the enforceability of this Agreement, the Loan Agreement or any of the other Loan Documents or Secured Obligations. The Bank shall have taken a "Permitted Action" if it shall: (i) retain or obtain a Security Interest in any property to secure payment and performance of any of the Secured Obligations, (ii) retain or obtain the primary or secondary liability of any Person, in addition to the Pledgor, with respect to any of the Secured Obligations, (iii) create, extend or renew for any period (whether or not longer than the original period) or alter or exchange any of the Secured Obligations or release or compromise any obligation of any nature of any Person with respect thereto, (iv) release or fail to perfect its Security Interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Secured Obligations, or create, extend or renew for any period (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any Person with respect to any such property, and (v) upon an Event of Default, resort to the Collateral for payment of any of the Secured Obligations whether or not it (A) shall have resorted to any other property securing payment and performance of the Secured Obligations or
(B) shall have proceeded against any Person primarily or secondarily liable on any of the Secured Obligations (all of the actions referred to in preceding clauses (A) and (B) being hereby expressly waived by the Pledgor).

  SECTION 13.  Event of Default.

  Following the occurrence and during the continuance of any Event of Default or Unmatured Insolvency Default, the provisions of this Section 13 shall apply.

  (a) (1) The Bank may exercise from time to time any rights and remedies available to it hereunder, under the Loan Agreement and under the UCC or otherwise available to it under Applicable Law. The Pledgor hereby expressly waives, to the fullest extent permitted by Applicable Law, any and all notices, advertisements or hearings (except as otherwise expressly provided for in the Loan Documents) in connection with the exercise by the Bank of any of its rights and remedies after an Event of Default or Unmatured Insolvency Default occurs.

  (2) To the fullest extent permitted by Applicable Law, the Pledgor hereby waives the right to object to the manner or sufficiency of advertising, refurbishing of the Collateral, or solicitation of bids in connection with any sales or other disposition of the Collateral. Any sale by the Bank may be made at any broker's board or public or private sale, with or without notice or advertisement, for cash or credit, and for present or future delivery. At any such public or private sale or other disposition of Collateral, the Bank may, to the extent permissible under Applicable Law, purchase the whole or any part of any Collateral sold, or may sell or dispose of the Collateral to any other Person, free from any and all claims of the Pledgor or of any other Person claiming by, through, or under the Pledgor. The Pledgor hereby expressly waives and releases, to the fullest extent permitted by Applicable Law, any right of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter enforced under any Applicable Law in order to prevent or delay the enforcement of this Agreement on the part of the Pledgor. The Bank agrees to give notice of any intended disposition of any of the Collateral by the Bank, not less than ten (10) days before such disposition, mailed postage prepaid, addressed to the Pledgor at the address shown on the signature pages hereto, or at any other address specified thereby from time to time in writing. Any proceeds of any Collateral, or of the disposition by the Bank of any of the Collateral will be applied by the Bank:

  First, toward payment of any and all expenses incurred by the Bank in retaking, holding, preparing for sale, selling and the like with regard to the Collateral, including attorneys' fees and legal expenses (including such reasonable fees and legal expenses of local counsel) incurred by the Bank in connection therewith;

  Second, toward payment of all costs, expenses, reimbursement and indemnification to which the Bank is then entitled pursuant to the Loan Documents;

  Third, toward payment of the Obligations, until the Obligations shall have been paid in full; and

  Fourth, if all obligations and commitments of the Pledgor under or in connection with the Loan Agreement and the other Loan Documents shall have terminated and all Obligations shall have been paid in full, to the Pledgor for its own account.

  (b) The Pledgor agrees that, in any sale of any of the Collateral, the Bank is authorized to comply with any limitation or restriction in connection with such sale as counsel may advise the Bank is reasonably necessary in order to avoid any violation of Applicable Law or in order to obtain any required approval of the sale or of the purchaser by any governmental or regulatory authority or official, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Bank be liable or accountable to the Pledgor for any discount allowed by reason of the fact that such Collateral was sold in compliance with any such limitation or restriction.

  (c) If the sums realized upon any disposition of the Collateral are insufficient to pay all Obligations and any expenses of such disposition, including reasonable attorneys' fees and legal expenses (including such fees and legal expenses of local counsel), the Pledgor hereby promises to pay immediately any resulting deficiency.

  SECTION 14.  Authority of the Bank.

  (a) The Bank shall have, and shall be entitled to exercise, all powers hereunder as are specifically delegated to the Bank by the terms hereof, together with such powers as are incidental thereto. The Bank may execute any of its duties hereunder by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder. Neither the Bank nor any director, officer or employee thereof, shall be liable for any action taken or omitted to be taken in the absence of bad faith by it or any of them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct. The Pledgor agrees to reimburse the Bank, on demand, for all costs and expenses incurred by the Bank in connection with the administration and enforcement of this Agreement (including costs and expenses incurred by any agent employed by the Bank) and agrees to indemnify (which indemnification shall survive any termination of this Agreement) and hold harmless the Bank (and any such agent thereof) from and against any and all liability incurred by the Bank, or any agent thereof, in connection with the enforcement of this Agreement, unless such liability shall be due to gross negligence or willful misconduct on the part of the Bank or such agent, as the case may be.

  (b) The Bank, at its option, may from time to time, without notice to the Pledgor, perform any obligation to be performed by the Pledgor hereunder which shall not have been performed within any applicable cure or grace period and take any other action which the Bank deems necessary for the maintenance or preservation of any of the Collateral or its security interest in the Collateral. All moneys advanced by the Bank in connection with the foregoing shall, whether or not there are then outstanding any Loans made under the Loan Agreement and whether or not the Loan Agreement is then in effect, bear interest at the Alternate Base Rate plus two percent (or such lower maximum rate as shall be legal under Applicable Law), and shall be repaid together with such interest by the

Pledgor to the Bank, upon the Bank's demand, and shall be secured hereby prior to any other indebtedness or obligation secured hereby, but the making of any such advance by the Bank shall not relieve the Pledgor of any default hereunder or thereunder.

  (c) The Bank is required to exercise the same standard of care in the custody and preservation of any of the Collateral in its possession as it uses in the custody and preservation of similar property owned by the Bank; provided, however, the Bank shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if the Bank takes such action for that purpose as the Pledgor requests in writing, but failure of the Bank to comply with any such request shall not of itself be deemed a failure to exercise reasonable care.

  SECTION 15.  Miscellaneous Provisions.

  15.1 Notices. All notices or other communications hereunder shall be given in the same manner as specified under Section 9.2 of the Loan Agreement, whether or not then in effect.

  15.2 No Waiver of Rights. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

  15.3 Amendment. No amendment to, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by the parties hereto, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

  15.4 Governing Law. This Agreement shall be a contract made under and governed by the internal laws of the State of Illinois.

  15.5 Successors. The rights and privileges of the Bank hereunder shall inure to the benefit of its successors and permitted assigns. This Agreement shall be binding upon the Pledgor and his successors and permitted assigns.

  15.6 Financing Statement. At the option of the Bank, this Agreement, or a carbon, photographic or other reproduction of this Agreement or of any UCC financing statement covering the Collateral or any portion thereof, shall be sufficient as a UCC financing statement and may be filed as such.

  15.7 Headings. The Section headings in this Agreement are provided for convenience of reference and shall not be considered a part of this Agreement or used in its interpretation.

  15.8 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same Agreement. The Pledgor hereby acknowledges receipt of a true, correct and complete counterpart of this Agreement.

  15.9 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BANK OR THE PLEDGOR SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE BANK'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE PLEDGOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE PLEDGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE PLEDGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE PLEDGOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

  15.10 Waiver of Jury Trial. THE PLEDGOR AND THE BANK WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR
(II) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

  15.11 Waivers by Pledgor. The Pledgor hereby expressly waives to the fullest extent permitted by Applicable Law (i) notice of the acceptance by the Bank of this Agreement, (ii) notice of the existence or creation or non-payment of all or any of the Secured Obligations, (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (iv) so long as the Bank acts in a commercially reasonable manner, all diligence in collection or protection of or realization upon the Secured Obligations or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

  15.12 Assignment. The Bank is the current holder of all Obligations but, subject to Section 9.12 of the Loan Agreement, may in the future transfer, assign or sell certain Obligations pursuant to the terms of the Loan Agreement.

  15.13 No Conditions. The Pledgor hereby acknowledges that there are no conditions to the effectiveness of this Agreement.

  15.14 Conflicts with Loan Agreement. In case of conflict between any provision of this Agreement and any provision of the Loan Agreement, the provisions of the Loan Agreement shall control to the extent of such inconsistency.

  15.15 Waiver of Defenses. The Pledgor hereby waives, to the fullest extent it may do so under Applicable Law, any defense arising by reason of any claim or defense based upon an election of remedies by any Bank and/or the Bank which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes any rights of the Pledgor to proceed against any guarantor or against any other Person or security.

  15.16 Interest. No provision of this Agreement or of any other Loan Document shall require the payment or permit the collection of interest which is in excess of the maximum permitted by law or is otherwise contrary to law. If any such excess interest is provided for herein or in the Note, or shall be adjudicated to be so provided for herein or in the other Loan Documents, the Pledgor shall not be obligated to pay such excess.

  IN WITNESS WHEREOF, this Agreement has been duly executed by a duly authorized officer of each of the undersigned as of the day and year first written above.


                                        GREAT AMERICAN MANAGEMENT
                                        AND INVESTMENT, INC.
Address:

Two North Riverside Plaza               By /s/ G.A. Spector
Suite 600                                  -----------------------------
Chicago, IL  60606                      Name
                                        Printed: Gerald A. Spector
                                                 ----------------------
                                        Title: Vice President
                                              -------------------------


Telecopier No.:  312-454-0470
Telephone No: 312-466-3838



                                        BANK OF AMERICA ILLINOIS

Address:
231 South LaSalle Street
Chicago, Illinois  60697                By /s/ John Compernolle
                                           -----------------------------
Attention:                              Name: John Compernolle
                                        Title: Vice President
Facsimile No.:  312-828-1974
Telephone No.:  312-828-2345

                                   EXHIBIT A


                         DESCRIPTION OF PLEDGED SHARES



                            Types of                    Certificate                 Number of                 Percentage of
                            Shares                      No.                         Shares                    Outstanding
                            --------                    --------                    ---------                 Shares of
                                                                                                              Issuer
                                                                                                              ----------------
 Pledged                    Common                      VC 606                      1,000,000                 5%
 Shares                                                 VC 607                        600,000*                3%





________________________________
*/ Borrower previously has delivered 2,000,000 shares of Pledged Stock to the Bank. Pursuant to the Borrower's request, Stock certificate number VC 607 will be sent to the transfer agent to be divided into certificates representing smaller quantities of shares in order that the Bank may return to the Borrower 400,000 of the 1,000,000 shares currently represented by certificate VC 607.